Exhibit 99.1

    DeVry Inc. Adopts Dividend Policy and Stock Repurchase Program


    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Nov. 15, 2006--DeVry Inc. (NYSE: DV), an international higher education company, announced today that its board of directors had adopted a dividend policy, declared its first dividend and approved a stock repurchase program.

    DeVry's board of directors declared today a dividend of $0.05 per share, payable on January 15, 2007, to common stockholders of record as of December 20, 2006. The Board stated its intent to declare dividends on a semi-annual basis, resulting in an annual dividend rate of $0.10 per share.

    The stock repurchase plan allows the company to buy back up to $35 million of its common stock within the next two years. The timing and amount of any repurchase will be determined by company management based on its evaluation of market conditions and other factors. These repurchases may be made through the open market, including block purchases, or in privately negotiated transactions, or otherwise. The buyback will be funded through available cash balances and may be suspended or discontinued at any time. Shares of stock repurchased under the program will be held as treasury shares.

    "Initiation of a dividend program and adoption of the plan to repurchase company stock reflect DeVry's strong cash flow generation, long-term growth prospects and focus on enhancing shareholder value," said Daniel Hamburger, president and chief operating officer of DeVry Inc. "In addition to these programs, we plan to continue to reduce debt and make investments in our business to fuel future growth and profitability."

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.

    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2006 and filed with the Securities and Exchange Commission on September 13, 2006, as well as in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and the documents incorporated by reference therein that constitute forward-looking statements.

    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates
             jbates@devry.com
             630-574-1949
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez
             dgutierrez@dresnerco.com
             312-780-7204